Exhibit 99.1

Millrose Properties Announces Quarterly Dividend Payment

MIAMI – September 23, 2026 – Millrose Properties, Inc. (NYSE: MRP, “Millrose”), the homesite option platform for residential homebuilders, today announced that its Board of Directors has declared a quarterly cash dividend of approximately $131.2 million, or $0.79, per share of Class A and Class B common stock. The dividend will be paid on October 15, 2026, to shareholders of record as October 5, 2026.

"We're pleased to announce another quarterly dividend increase, reflecting the continued growth of the platform. Millrose has continued to gain share as the housing industry's leading homesite platform, underpinned by our expanding base of long-term builder relationships, proprietary technology, and rigorous independent due diligence," said Darren Richman, Chief Executive Officer and President of Millrose Properties.

About Millrose Properties, Inc.

Millrose (NYSE: MRP) is the premier homesite option platform for residential homebuilders. The company specializes in the acquisition and horizontal development of land to provide a predictable, just-in-time supply of finished homesites — the most scarce and mission-critical resource in the homebuilding industry. Unlike traditional land bankers, Millrose utilizes a proprietary technology platform that provides real-time feedback and data analytics to drive acquisition decisions. Every transaction in the Millrose portfolio undergoes rigorous independent due diligence to ensure attractive yields and long-term viability. By enabling an asset-light model, Millrose provides its diverse roster of homebuilder and developer partners with the strategic flexibility to maintain production volumes and optimize balance sheet efficiency across all market environments. For more information about Millrose, please visit millroseproperties.com.

Forward-looking Statements

This press release contains forward-looking statements, including, in particular, statements about Millrose’s businesses, plans, strategies and objectives, future earnings, expected transactions and guidance. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “can,” “shall,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “outlook,” “guidance” or other similar words or the negatives thereof. Assumptions relating to these statements involve judgments with respect to, among other things, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. There can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. Important factors that could cause differences between anticipated and actual results include the risks and uncertainties described in Millrose’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Millrose does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

Media

Stephen Pettibone / Louise Fitzgerald

FGS Global

MillroseProperties@fgsglobal.com